Exhibit 99.1

PRIMORIS SERVICES CORPORATION TO ACQUIRE Q3 CONTRACTING INC.

Dallas, TX — November 13, 2012 — Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced that it has signed a definitive agreement to acquire Q3 Contracting Inc. (“Q3”), with an expected closing date of November 17th.  Based in Little Canada, Minnesota, just north of St. Paul, Q3 specializes in small diameter pipeline and gas distribution construction.

For the year ended December 31, 2011, Q3 generated operating income of $8.9 million on revenues of $84 million.

Total consideration consists of two parts:  a $48.1 million cash payment at closing and incentive provisions that are based on Q3 achieving the following financial targets (using  EBITDA as that term is defined in the purchase agreement):

•                  For the period November 18, 2012 through December 31, 2013, a cash payment of $3.75 million if EBITDA is at least $17.7 million with an additional cash payment of $1.25 million if EBITDA exceeds $19.7 million, and

•                  For the calendar year 2014, a cash payment of $3.75 million if EBITDA exceeds $19 million with an additional cash payment of $1.25 million if EBITDA exceeds $22 million.

Brian Pratt, Primoris Chairman, President and CEO, commented, “The acquisition of Q3 continues to broaden our national presence in pipeline construction, replacement and integrity work.  Driven by utility growth, normal replacement cycles, environmental and safety regulations, we see long term opportunities in these markets as well as those in our legacy geographies.  We are pleased to have Jay Osborn and his team of nearly 700 employees join Primoris in servicing these growing markets.”

Q3 serves a variety of investor-owned utilities in Minnesota, Iowa, Wisconsin, Missouri, South Dakota, North Dakota, Illinois, Nebraska, Ohio and Colorado, with a smaller concentration of municipal customers. Its primary lines of business include remediation and replacement of existing gas distribution lines for local distribution companies and pipeline-associated restoration work.  This work is performed largely under Master Service Agreements and is similar to that performed by ARB underground group in California.

Q3 will operate as part of Primoris’s West Construction Services segment.  Current President Jay Osborn will continue to manage day to day operations.

Additional information regarding the acquisition will be available in a Form 8-K filing by Primoris on or about November 13, 2012. Further details of the transaction, including pro forma financial information and other data, will be included in a Form 8-K expected to be filed prior to the end of January 2013.  These filings will be available at the Securities and Exchange Commission’s web site, www.sec.gov, and at the “Investor Relations” section of Primoris’s web site at www.prim.com.

ABOUT Q3 CONTRACTING

Q3 Contracting is a privately owned and operated construction contracting company that provides both specific and turnkey services for its customers in the gas, oil, electric and telecommunications industry. Its labor force is experienced and highly mobile. In total the company workforce is nearly 700, with headquarters in Minnesota and branch offices in Denver, Colorado, Milwaukee, Wisconsin and Des Moines, Iowa.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has more than doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K, our Form 10-Q, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contacts

Peter J. Moerbeek

Executive Vice President

Chief Financial Officer

(214) 740-5602

Kate Tholking

Director of Investor Relations

(214) 740-5615

ktholking@prim.com